Exhibit 99l.6

SUTHERLAND ASBILL & BRENNAN LLP 700 Sixth Street, NW, Suite 700 Washington, DC 20001-3980 202.383.0100 Fax 202.637.3593 www.sutherland.com

May 10, 2016

Newtek Business Services Corp.

212 West 35th Street, 2nd Floor

New York, NY 10001

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Newtek Business Services Corp., a Maryland corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a registration statement on Form N-2, which was (i) initially filed with the Securities and Exchange Commission (the “Commission”) on June 12, 2015, and (ii) amended by filing of pre-effective amendments thereto on August 13, 2015, and August 19, 2015, and (iii) amended by filing of post-effective amendments thereto on September 23, 2015, October 15, 2015 and April 22, 2016 (the “Post-Effective Amendments”, and such registration statement, at the time the Post-Effective Amendments became effective on April 22, 2016, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and the final prospectus supplement dated April 15, 2016 (the “Prospectus Supplement”), with respect to the issuance pursuant to Rule 415 under the Securities Act, pursuant to an overallotment option granted to the Underwriters, of $5,250,000 in aggregate principal amount of the Company’s 7.00% Notes due 2021 (the “Notes”).

As counsel to the Company, we have participated in the preparation of the Registration Statement, the prospectus contained therein and the Prospectus Supplement, and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:

(i)	The Amended and Restated Certificate of Incorporation of the Company, certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (the “Charter”);

(ii)	The Bylaws of the Company, certified as of the date hereof by an officer of the Company (the “Bylaws”);

(iii)	A Certificate of Good Standing with respect to the Company issued by the State Department of Assessments and Taxation of the State of Maryland, dated May 9, 2016 (the “Certificate of Good Standing”);

ATLANTA	AUSTIN	GENEVA	HOUSTON	LONDON	NEW YORK	SACRAMENTO	WASHINGTON D.C.

(iv)	The Underwriting Agreement, dated April 15, 2016, by and among the Company and Keefe, Bruyette & Woods, Inc., as the representative of the Underwriters named therein, relating to the issuance and sale of the Notes (the “Underwriting Agreement”);

(v)	The Indenture (the “Base Indenture”), dated as of September 23, 2015, between the Company and U.S. Bank National Association, as trustee (the “Trustee”);

(vi)	The Second Supplemental Indenture, dated as of April 22, 2016, between the Company and the Trustee (the “Second Supplemental Indenture” and together with the Base Indenture, the Underwriting Agreement and the Notes, the “Transaction Documents”); and

(vii)	The resolutions of the board of directors of the Company (the “Board”) relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, and (b) the authorization of the issuance, offer and sale of the Notes pursuant to the Registration Statement and (collectively, the “Resolutions”).

With respect to such examination and our opinions expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed without independent investigation or verification (i) the accuracy and completeness of all corporate records made available to us by the Company and (ii) that the Transaction Documents will be a valid and legally binding obligation of the parties thereto (other than the Company).

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied upon certificates of public officials (which we have assumed remain accurate as of the date of this opinion), upon certificates and/or representations of officers and employees of the Company, upon such other certificates as we deemed appropriate, and upon such other data as we have deemed to be appropriate under the circumstances. We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

This opinion letter is limited to the effect of the Maryland General Corporation Law of the State of Maryland as in effect on the date of this opinion letter, and reported judicial decisions interpreting the foregoing, and we express no opinion as to the applicability or effect of any other laws of such jurisdictions or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any federal or state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Notes. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

The opinion expressed below is subject to the following qualifications and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) limitations imposed by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth in this opinion letter, we are of the opinion that, when the Notes are duly executed and delivered by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor, the Notes will constitute valid and legally binding obligations of the Company.

The opinions expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (ii) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Post-Effective Amendment to the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,

/s/ SUTHERLAND ASBILL & BRENNAN LLP